UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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GT ADVANCED TECHNOLOGIES INC.
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Explanatory Note

On August 9, 2012, Institutional Shareholder Services (“ISS”), a proxy advisory firm, published its analysis of GT Advanced Technologies Inc.’s (the “Company”) 2012 Proxy Statement and its recommended votes for the Company’s proposals.  The Company has sent a document to certain of its largest shareholders in response to the ISS recommendations and conclusions that ISS has published in its analysis regarding the say-on-pay vote.  A copy of this document is included below and this material should be read in conjunction with the Company’s 2012 Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on July 20, 2012.

Additional Information and Where to Find It

In connection with the Annual Meeting, the Company has filed a definitive proxy statement and a proxy card with the SEC on July 20, 2012, and has mailed the definitive proxy statement and proxy card to its shareholders.  We urge investors to carefully read the definitive proxy statement and proxy card for the Annual Meeting (including any supplements thereto) and any other relevant documents that the Company will file with the SEC when they become available because they contain important information. Investors and shareholders are able to obtain, free of charge, copies of the definitive proxy statement and any other documents filed by the Company with the SEC (when they become available) through the web site maintained by the SEC at http://www.sec.gov or through the Company’s website at http://www.gtat.com.

Say On Pay – Response to Proxy Advisors August 2012 ©2012 GT Advanced Technologies Inc. All rights reserved.

Proxy Advisor Recommendations Proxy advisor recommendations regarding GT’s Say-on-Pay Proposal Glass Lewis: For ISS: Against The Company strongly disagrees with the recommendation by ISS and the underlying basis. ISS concluded: Company’s “exceptional” financial performance was attributed to acquisitions CEO base salary increase and discretionary bonus were a cause of concern Company’s Total Shareholder Return (“TSR”) underperformed Inappropriate to use same operating metric for short-term and long-term awards Pay for Performance linkage weakened by recapture feature in FY’12 PSUs GT’s FY’12 compensation program was closely tied to performance and shareholders should vote FOR GT’s Say-on-Pay proposal ©2012 GT Advanced Technologies Inc. All rights reserved.

Company Financial Performance Based on Innovation and Excellence in Commercialization of Technology ©2012 GT Advanced Technologies Inc. All rights reserved. ISS acknowledges that financial performance over the past two years has been “exceptional,” but incorrectly attributes this performance to revenue acquired through acquisitions The Company leveraged its equipment and technology expertise to transform a small materials business into a substantially larger and more profitable equipment business Revenue of Crystal Systems for the 12-month period before the acquisition was less than $14 million. None of this was attributable to the sale of equipment Revenue from the sapphire business was $216.9 million for FY’12 and the Backlog attributable to our sapphire business at June 30, 2012 was approximately $700 million This expansion/diversification is one more example of execution of the CEO’s stated goals when he joined GT

CEO Base Pay for FY’12 Tied to Company Performance ©2012 GT Advanced Technologies Inc. All rights reserved. CEO base salary is determined at the beginning of each FY and takes into consideration just completed FY performance CEO base pay was increased in early FY’12 based upon outstanding FY ’11 performance CEO base salary has been frozen at the amount set in early FY’12 CEO’s total pay as a multiple of peer group median scored as a low concern in ISS’ quantitative testing model Company TSR (%) 104.02 GICS 4530 TSR (%) 28.05 Russell 3000 TSR (%) 15.25 FY 11 TSR Performance Per ISS

Discretionary cash bonuses awarded for significant performance in challenging markets ©2012 GT Advanced Technologies Inc. All rights reserved. In a year of record financial performance by the company, annual bonus payment was 84.7% of target set early in FY’12 Incentive Operating Income performance was 90.2% of the target (despite significant, unanticipated acquisition and R&D costs) Factors considered in awarding the discretionary portion of the bonus include the following achievements in a challenging environment: Year-over-year growth and improved profitability

Discretionary cash bonuses awarded for significant performance in challenging markets (cont.) ©2012 GT Advanced Technologies Inc. All rights reserved. Marked advancements in R&D efforts Significantly accelerated time to market for new products in all business segments Rapid development of new organic product lines designed to further reduce dependence on solar industry (e.g. silicon carbide furnace in development) Accelerated diversification of revenue streams Strengthened management team The company’s performance compared in the top quartile of the Performance Peer Group (i.e., solar and LED companies)

GTAT demonstrated strong TSR as compared to its competition ©2012 GT Advanced Technologies Inc. All rights reserved. GTAT is a solar and LED equipment company and our global Performance Peer Group consists of leading equipment suppliers in the solar and LED industries and global solar companies While the ISS Peer Group is comprised principally of domestic semiconductor companies The Company's TSR performance with respect to the global Performance Peer Group was well into the top quartile for the most recent one-year period and solidly above median for the most recent three-year period, consistent with the Company's leading financial performance As a result of utilizing a peer group comprised of companies mostly outside of the solar and LED industries, ISS concluded that the company’s one- and three-year TSRs have underperformed on a relative basis

Operating Income utilized as an effective performance metric of company performance ©2012 GT Advanced Technologies Inc. All rights reserved. Operating Income was determined to be an effective, objective measure of the company’s overall financial health and performance for annual cash and long-term equity awards Short-term incentive based on annual target Long-term incentive based on three year target of 10% annual growth Requires CEO to focus on achieving sustained revenue growth and expense management on an immediate and long-term basis Goals set for both short- and long-term incentives presented a meaningful challenge to management First milestone of Performance Share Units was not met

PSU’s enhance pay for performance through annual financial incentives ©2012 GT Advanced Technologies Inc. All rights reserved. A multi-year recapture feature (based upon achieving an operating income CAGR of 12% over the three-year term of the FY’12 award) provides continued incentive for achievement of long-term goals The chart below identifies the minimum Incentive Operating Income required to earn all PSU’s on an annual basis and the minimum Incentive Operating Income required to earn all PSU’s utilizing the recapture plan feature In the Transition Year ending December 31, 2012, performance metrics for short- and long-term incentives will not overlap PSU’s based upon achievement of Incentive Net Income goals (no recapture provisions included) Annual cash bonus based upon Earnings Per Share and Incentive Operating Income goals Period Annual Basis Recapture Basis Year 1 $ 300,632,000 Year 2 $ 330,695,200 Year 3 $ 363,764,720 $ 383,969,377

Conclusion The Company placed greater emphasis on pay-for-performance in fiscal 2012 The amount of compensation actually earned closely tracked changes in TSR over the preceding three fiscal years The Company achieved the highest revenue, net income and diluted earnings per share in our history, despite significant industry-wide challenges. Gross margin grew to approximately 45% at fiscal year-end The Company significantly outperformed leading equipment suppliers in the solar and LED industries and global solar companies, achieving above the 75th percentile based on objective financial performance, with the highest return on invested capital in fiscal 2012 NEO total cash incentive payments were below target (paid at 84.7% of target) Base salaries for NEOs were frozen at FY’12 levels ©2012 GT Advanced Technologies Inc. All rights reserved.

©2012 GT Advanced Technologies Inc. All rights reserved.